EXHIBIT "B"

AGREEMENT

OF SHARE EXCHANGE AND PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE, dated this 2nd day of January 2004, by and between:

St. Joseph, Inc., a Colorado Corporation

(formerly know St. Joseph Energy, Inc.),

(herein referenced to as "St. Joseph" or "Purchaser"), with its principle office at 12 Lee Court, Trophy Club, TX 76262

and

Phyllis L. Bell, and Paul D. Aelmore ("Shareholders"),

owners of all the outstanding stock

of the Seller, (herein collectively referenced to as "Shareholders")

and

Staf Tek Services, Inc., an Oklahoma Corporation

(herein referred to as "Seller"),

with principle offices at 4860 South Lewis, Suite 105, Tulsa, Oklahoma 74105

WITNESSETH:

WHEREAS, Purchaser has expressed an interest in the purchase and to acquire all of the issued and outstanding shares of Seller's capital stock, Seller and its Shareholders; and

WHEREAS, Seller and Shareholders, have agreed to sell and exchange on the terms and the conditions and in the manner reflected herein, (100%) of the authorized, issued and outstanding shares of capital stock of Seller; and

WHEREAS, Seller and Shareholders, warrant that they own 100% of the issued and outstanding capital stock of the Seller; and

WHEREAS, Purchaser assumed the information provided by Seller is true and correct in all material respects and Purchaser and Seller reached the terms of the acquisition of Seller's shares based upon this information.

NOW, THEREFORE, in consideration of the premises and covenants and Agreements contained herein, the Purchaser, and Seller agree to give and to grant Purchaser a 60 day right, or such shorter time agreed to by Purchaser and Seller, to purchase its shares under the terms and conditions set forth hereafter.

1. EXECUTION OF AGREEMENT. This Agreement shall at all times from the date of its execution be a binding obligation of Seller and Shareholders. The Purchaser shall be, thereafter, fully bound by all the terms and conditions of this Agreement and shall thereafter be liable for any breach thereof. Purchaser covenants and agrees not to disclose to competitors any confidential information gained as a result of its due diligence of Seller's business.

2. AGREEMENT OF EXCHANGE AND PURCHASE AND SALE. Seller agrees to sell, exchange and transfer to Purchaser, and Purchaser agrees to purchase from Seller, the shares to be sold (as hereinafter defined) on the Closing Date, at the Purchase Price, and upon, and subject to the terms and conditions hereinafter set forth.

ARTICLE I

DEFINITIONS

1.1 GENERAL CONSTRUCTION: For purposes hereof, except as otherwise expressly provided:

1.1.1 Defined terms include the plural as well as the singular;

1.1.2 All accounting terms not otherwise defined have the meanings assigned under generally accepted accounting principles;

1.1.3 All references to Exhibits are to all the Exhibits attached to this Agreement; and

1.1.4 Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

1.2 DEFINITIONS: As used in this Agreement, the following terms shall have the following definitions.

1.2.1 Affiliate: When used with respect to a person, an "affiliate" of that person is a person controlling, controlled by, or under common control with that person.

1.2.2 Agreement: This Agreement, including all of its Exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Transaction and this Agreement and including all duly adopted amendments, modifications, and supplements to or for this Agreement, Exhibits and other documents.

1.2.3 Audited/Unaudited Financial Statements: With respect to the Seller.

1.2.4 Closing: As defined in Article VIII.

1.2.5 Closing Date: As defined in Section 8.1.

1.2.6 Seller's Financial Statements: Unaudited Balance Sheet as of fiscal year-end December 31, 2003, and 2002. Unaudited Statements of Operation as of November 30, 2003

1.2.7 Entity: A corporation, partnership, sole proprietorship, joint venture, limited liability company, or other form of organization formed for the conduct of a business, whether active or passive.

1.2.8 GAAP: Generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

1.2.9 Section 280G: No payment received by any person as a result of the transaction contemplated hereby, shall constitute an "excessive parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

1.2.10 Inventories: The stock of goods held, if any, by the Seller from time to time in the ordinary course of the business of the Seller, in the form in which such inventories then are held or after incorporating with other goods or items, or the like.

1.2.11 Purchaser's Financing: The Purchaser's public or private offering of debt or equity instruments.

1.2.12 Liabilities: At any point in time (the "Determination Time"), the obligations of a person or entity, whether known or unknown, contingent or absolute, recorded on its books or notes, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (1) arise under previously existing agreements for services, benefits, or other considerations, and (2) accrue or become payable with respect to services, benefits, or other considerations received by the person or entity after the Determination Time.

1.2.13 Permits: Any permits, licenses, orders, approvals, franchises, registrations, authorizations or other approvals from any federal, state, and local or regulatory body or authority (public or self-regulatory).

1.2.14 Subsidiary: A corporation with respect to which another entity owns, directly or indirectly, shares entitling it to elect a majority of the Board of Directors or in which it has a majority of the equity interest.

1.2.15 Transaction: The purchase of all (100%) of the authorized, issued and outstanding, $1.00 par value shares of capital stock of the Seller by the Purchaser from the Shareholders, as provided in Article II of this Agreement, Purchaser will exchange Three Hundred Eighty Thousand Five Hundred (380,500) $.001 par value Convertible Preferred Stock for Three Hundred Eighty Thousand Five Hundred (380,500) shares of Common Stock, representing 100% of all of the Seller's authorized, issued and outstanding $1.00 par value Common Stock. The 380,500 $.001 par value shares of Convertible Preferred Stock, for the purpose of this Transaction, will be valued at $3.00 per share with a yield of 6.75% dividend per annum, which are to be paid quarterly on a calendar basis for a period of five (5) years.

The Preferred Shares may be converted (exchanged) for St. Joseph's Common Stock at a rate of one (1) share of Preferred Stock for one (1) share of Common Stock, at any time by the shareholders and cannot be called for redemption by St. Joseph prior to two (2) years from the date of issue, and only if the St. Joseph Common Stock is trading on a recognized United States Stock Exchange for a period of no less than thirty (30) consecutive trading days at five dollars and no/100 ($5.00) or more per share.

The Two Hundred Nineteen Thousand Five Hundred (219,500) $.001 par value Common Stock of Purchaser shares, for the purpose of this Transaction, currently pay no dividends.

The additional consideration for the Exchange and Purchase of Stock in this Transaction is the payment by the Purchaser of Two Hundred Thousand Dollars ($200,000) in cash, which is to be paid on or before February 28, 2004, or sooner following the execution of the Definitive Agreement.

ARTICLE II

THE TRANSACTION

THE TRANSACTION: Subject to the terms, conditions, provisions and limitations contained in this Agreement, the Purchaser, in reliance upon the representations and warranties of the Shareholders and Seller made herein and in the Exhibits attached hereto, will at the Closing, acquire from the Shareholders and the Seller, in reliance upon the representations and warranties of the Seller and the Shareholders of the Seller, made herein will at the Closing, transfer, convey and assign (with full assignment powers) to the Purchaser, free and clear of any and all liens, charges or other encumbrance, 380,500 shares of $1.00 par value Common Stock, of the Seller, comprising all (100%) of the authorized, issued and outstanding shares of capital stock of the Seller representing its entire ownership of equity securities of the Seller. Any corporate actions necessary to accomplish this, or to obtain outstanding shares of the Seller for conveyance to the Purchaser at Closing shall be the sole responsibility of the Shareholders and the Seller; and, the Purchaser hereby agrees to transfer, convey and assign (with full assignment powers) to Seller, Three Hundred Eight Thousand Five Hundred (380,500) shares of the Purchaser's $.001 non-assessable, par value Convertible Preferred Stock and Two Hundred Nineteen Thousand Five Hundred (219,500) $.001 par value Common Stock.

2.1 EXCHANGE OF SHARES AND CERTIFICATES RATIO: The Shareholders of Seller will exchange 380,500 $1.00 par value shares of their Common Stock for 380,500 $.001 par value Convertible Preferred Stock and 219,500 $.001 par value Common Stock of Purchaser, which shares are duly authorized, will be validly issued, fully paid and non-assessable as follows:

Preferred Shares

Paul D. Aelmore	50,500 shares
Phyllis L. Bell	330,000 shares

Common Stock

Paul D. Aelmore	29,132 shares
Phyllis L. Bell	190,368 shares

2.2 EXCHANGE OF SHARES AND MEMBERSHIP INTERESTS.

2.2.1 Exchange Agent. As of the Closing Date, Purchaser shall deposit with National Stock Transfer, Inc. or such other bank or trust company as may be designated by Purchaser (the "Exchange Agent"), for the benefit of the holders of shares of the

Seller's Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of the Purchaser's Common Stock and Convertible Preferred Stock issuable pursuant to Section 2.1. hereof in exchange for outstanding shares of the Seller's Common Stock.

2.2.2 Exchange Procedures; Transfer of Shares. As soon as reasonably practicable after the Closing Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Closing Date represented outstanding shares of the Seller's Common Stock (the "Certificates") whose shares will be converted into the right to receive shares of Purchaser's Common Stock and Convertible Preferred Stock pursuant to Section 2.1. hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Purchaser's Common Stock and Convertible Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that whole number of shares, which such holder has the right to receive pursuant to the provisions of this Article II , and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Seller's Common Stock, which is not registered in the transfer records of the Seller, a certificate representing the proper number of shares of

Purchaser's Common Stock and Convertible Preferred Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of Purchaser's Common Stock and Convertible Preferred Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Purchaser that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2.2 each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the Exchange Consideration as contemplated by this Section 2.2.2.

2.2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser's Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser's Common Stock represented thereby, until the surrender of such Certificate in accordance with this Article II.

2.2.4 No Further Ownership Rights in the Seller's Common Stock; No Transfer Following the Closing Date. All shares of Purchaser's Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of the Seller's Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Seller with respect to shares outstanding prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Seller or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

2.2.5 Fractional Shares.

2.2.5(a) No certificates representing fractional shares of Purchaser's Common Stock shall be issued upon the surrender for exchange of Certificates or the cancellation of Warrants, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser.

2.2.5(b) Notwithstanding any other provision of this Agreement, each person who otherwise would have been entitled to receive a fraction of a share of Purchaser's Common Stock (after taking into account all Certificates delivered by such holder) shall have such fraction rounded to the nearest whole share. For example, if a Seller's shareholder would be entitled to a fractional .33 share of Purchaser's Common Stock based on the application of the Exchange Ratio as adjusted for cancelled Warrants, that fraction would be rounded down to 0, and no additional Exchange Consideration would be allowed. Alternatively, a fraction of .5 or larger would result in rounding up to 1, resulting in one additional Purchaser's share allocated to that person.

2.2.6 No Liability. Neither the Seller, Purchaser nor the Exchange Agent shall be liable to any person in respect of any shares of Purchaser's Common Stock and Convertible Preferred Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Closing Date, or immediately prior to such earlier date on which any shares of Purchaser's Common Stock and Convertible

Preferred Stock, or any dividends or distributions with respect to Purchaser's Common Stock and Convertible Preferred Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Sellers free and clear of all claims or interest of any person previously entitled thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDERS AND THE SELLER

The Shareholders, jointly and severally, and the Seller make the following representations and warranties to the Purchaser, each of which shall be deemed material, and all of which are qualified with respect to the effect, if any, that any potential claims by the Seller or any of their controlling persons or Shareholders has or may have relating to this Agreement and/or former relationships of Shareholders with the Seller, which matters have been discussed by the parties in detail prior to the execution of this Agreement:

3.1 VALID CORPORATE EXISTANCE; QUALIFICATION: Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Seller has the corporate power and authority to carry on its business as now being conducted. The Seller is duly qualified as a corporation to do business, and is in good standing in each jurisdiction where the character of the properties are owned or leased by it. A copy of the Seller's Certificate of Incorporation (certified by the appropriate official of the State of Oklahoma) and by-laws and minute books (certified by the Seller's Secretary), as amended to date, which will be delivered to the Purchaser at or prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of the Seller contain accurate records of all meetings of its Board of Directors and Stockholders since the incorporation and accurately reflect all transactions referred to therein.

3.2 CAPITALIZATION: The authorized capital stock of the Seller consists of 500,000 shares of Common Stock, $1.00 par value per share. There is no other capital stock authorized for issuance. As of the date hereof, there are 380,500 $1.00 par value shares of Common Stock validly issued and outstanding, fully paid and non-assessable and no shares are reserved for issuance nor are there outstanding any options, warrants, convertible instruments or other rights, agreements or commitments to acquire Common Stock of the Seller. The shares are currently held by the Shareholders (free and clear of all liens and encumbrances) as follows:

Paul D. Aelmore	50,500 shares
Phyllis L. Bell	330,000 shares

3.3 CORPORATE AUTHORITY; BINDING NATURE OF AGREEMENT: The Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Directors and majority shareholders of the Seller and no other corporate or organization proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Seller and is enforceable in accordance with their terms.

3.4 CONSENTS: There are no consents of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Shareholders of the Seller, to enable them to enter into and carry out this Agreement in all material respects, other than, requirements that may be imposed.

3.5 FINANCIAL STATEMENTS: The Seller, prior to the Closing Date, will deliver to the Purchaser, the Unaudited Financial Statements of the Seller or financial statements suitable to the Purchaser. All of the historical financial statements contained in such documents will have been prepared from the books and records of the Seller. The Unaudited Financial Statements will be prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Seller as at the dates and for the periods indicated. Without limiting the foregoing, at the date of the Seller's Balance Sheet, the Seller will have owned each of the assets included in preparation of the Seller's Balance Sheet, and for the valuation of such assets in the Seller's Balance Sheet, will not be for more than their fair saleable value (on an item by item basis) at that date; and the Seller will have no Liabilities other than those included in the Seller's Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Seller's Balance Sheet. From the date hereof, through the Closing Date, the Seller will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Purchaser, and agrees that from and after such delivery, the foregoing representations will be applicable to each financial statement so prepared and delivered. The Unaudited Financial Statements will be prepared by the Company's accountant, whose report thereon is included herein and referenced as Exhibit "A".

3.6 NO UNDISCLOSED LIABILITIES: Except as set forth in the Seller's Balance Sheet included in the Unaudited Financial Statements as Exhibit "A", the Seller has no material debts, liabilities or obligations, known or unknown, contingent or absolute, in excess of $2,500, except those arising in the usual and ordinary course of business of the Seller and consistent with past practice.

3.7 ACTIONS SINCE THE SELLER'S BALANCE SHEET: Except as set forth and reflected in this Agreement, since the date of the Seller's Balance Sheet, the Seller has not:

3.7.1 incurred any material obligation or liability, known or unknown, absolute, fixed or contingent, choate or inchoate, liquidated or unliquidated except those arising in the ordinary and usual course of their business and those incurred in connection with the transactions contemplated by this Agreement;

3.7.2 issued or sold, or agreed to issue or sell any capital stock of the Seller or any securities convertible into or rights to acquire any such capital stock or any dividend or distribution declared, set aside or paid on any such capital stock;

3.7.3 discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than as set forth in the Seller's Balance Sheet in the ordinary and usual course of business and those incurred in connection with the transactions contemplated by this Agreement;

3.7.4 made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with their normal salary increase and bonus policies;

3.7.5 mortgage, pledged or subjected to any lien, pledge, charge or other encumbrance any of their properties or assets, or permitted any of their property or assets to be subject to any lien or other encumbrance, except in the ordinary and usual course of business;

3.7.6 sold, assigned or transferred any of their properties or assets, except in the ordinary and usual course of business;

3.7.7 entered into any transaction or course of conduct not in the ordinary and usual course of business;

3.7.8 waived any rights of substantial value, or canceled, modified or waived any indebtedness for borrowed money held by them, except in the ordinary and usual course of business;

3.7.9 made any loans or advances to any person or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or

3.7.10 incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

3.8 NO ADVERSE DEVELOPMENTS: Since the date of the Seller's Balance Sheet, there has not been:

3.8.1 any material adverse changes in the assets, properties, operations, financial condition or prospects of the Seller;

3.8.2 any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business, operations, financial condition or prospects of the Seller;

3.8.3 any entry into or termination of any material commitment, contract, agreement or transaction affecting the Seller, including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets, other than this Agreement and agreements executed in the ordinary and usual course of business;

3.8.4 any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name or copyright;

3.8.5 default or breach by the Seller in any material respect under any contract or permit;

3.8.6 any event other than in the ordinary and usual course of business which could be reasonably expected to have a material adverse effect upon the business of the Seller, and after reasonable inquiry by the Shareholders and the Seller, they know of no development or threatened development of a nature that is, or which could be reasonably expected to have a materially adverse effect upon the business of the Seller or upon any of their assets, properties, operations or financial conditions.

3.9 TAXES: All tax returns of Seller, which are due have been duly filed and are correct and all taxes, assessments and other governmental charges upon the Seller, which are shown to be due and payable thereon have been paid. All tax returns of the Seller, which become due prior to the Closing shall be timely filed by the Seller. The Seller does not know of any ongoing tax audit, proposed tax deficiency, assessment, charge or levy against it, the payment of which is not adequately provided for on the books of the Seller. The Seller will provide to the Purchaser prior to the Closing a true and correct copy of their tax returns for the prior three years, any returns filed subsequent to the date hereof, except for the taxes that are due for the year ended 2003.

3.10 OWNERSHIP OF ASSETS: The Seller owns outright, and has good, marketable and insurable title to all of its assets and properties reflected in the Seller's Balance Sheet subject to any liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges whatsoever reflected in Seller's Balance Sheet as of November 30, 2003. The Seller owns four (4) domain names: StafTeach.com, ConfidentialSearch.com, StafTek.com and GetSmartOnline.com. The ConfidentialSearch.com domain name has been renewed for another ten (10) year period commencing October of 2003. These domain names are intangible assets which are part of the assets of the Seller and which shall be transferred to the Purchaser as part of this transaction. No other person has any ownership or similar right in, or contractual or other right to acquire any such right in, any of the Seller's assets. Neither the Shareholders nor the Seller know of any potential action by any party, governmental or other and no proceedings with respect thereto have been instituted of which the Seller has notice that would materially effect the Seller's ability to use and to utilize each of such assets in its ordinary course of business. Exhibit "B" sets forth a listing of all major equipment owned by the Seller, including a description thereof. All properties and other assets owned by the Seller or used by the Seller in the conduct of its business are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the conduct of its business as presently conducted, have been properly maintained, and do not require any maintenance or repairs except for routine maintenance and repairs that are not material in nature or in cost.

3.11 INSURANCE: Policies of fire, liability, workers compensation and other forms of insurance maintained by the Seller, which are usual and customary in the business of the Seller as to amount and scope, and are adequate to protect the Seller against any reasonably foreseeable risk of loss, including business interruption, are listed in Exhibit "C" and identifies for each policy, the carrier, amount of coverage, annual premium, risks covered, placing broker or agent, and other relevant information as to each. All policies listed in Exhibit "C" have been provided to the Purchaser prior to the Closing. All premiums have been currently paid on such policies, and all policies will be maintained and, if necessary, renewed through the Closing Date. Neither the Shareholders, nor the Seller have failed to give any notice or present any claim under any such policy as to which any insurance Sellers are denying liability or defending under a reservation of rights clause or otherwise.

3.12 LITIGATION, COMPLIANCE WITH LAW: There are no pending or threatened actions, suits, proceedings or governmental investigations or reviews relating to the Seller or any of its properties, assets or business or, to the knowledge of the Shareholders or the Seller, any order, injunction, award or decree outstanding, against the Seller or against or relating to any of its properties, assets or business; and the Shareholders and the Seller, after reasonable inquiry, knows of any basis for any such action, suits or proceedings or any such governmental investigations, reviews, orders, injunctions or decrees. To the knowledge of the Shareholder and the Seller, the Seller is not in violation of any material law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to their properties, assets or business.

3.13 ENVIRONMENTAL MATTERS: For purposes of this Section 4.5, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. §§ 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §§ 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.A. §§ 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. §§ 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601, et seq. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products.

To the best knowledge of the Seller after due inquiry, neither the Seller, nor any property of the Seller is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by the Seller, to the best knowledge of the Seller after due inquiry:

3.13.1 To the best of Seller knowledge, no such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

3.13.2 To the best of Seller's knowledge, no such property has ever contained or presently contains, or has been used, or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

3.13.3 Neither the Seller nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

3.13.4 To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to Purchaser in writing.

3.13.5 To the best of Seller's knowledge, no such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

3.14. COMPLIANCE WITH INSTRUMENTS; ETC: The Seller is not:

3.14.1 in default under any indenture, agreement or instrument to which it is a party or by which it is bound; or

3.14.2 in violation of its Certificate of Incorporation, by-laws, Certificate of Organization or of any applicable law.

3.15 INVENTORIES: All Inventories of the Seller, whether or not as usually reflected in the Seller's Balance Sheet are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which in the aggregate are immaterial in amount. Items included in such Inventories are carried on the books of the Seller, and are valued on the Seller's Balance Sheet, at the lower of cost or market and, in any event, are not greater than their net realizable value, on an item-by-item basis, after appropriate deductions for cost of completion, marketing costs, transportation expense and allocation of overhead.

3.16 TRADE NAMES,TRADEMARKS, COPYRIGHTS AND DOMAIN NAMES: There are no trade names, trademarks and copyrights under which the Seller has conducted any part of its business since inception with the exception of the domain names of StafTeach.com, ConfidentialSearch.com, StafTek.com, and GetSmartOnline.com. (See 3.10)

3.17 Real Property: The Seller leases real property. (See Description of Real Property and Lease, Exhibit "D")

3.18 INTEREST IN COMPETITOR, SUPPLIERS OR CUSTOMERS: None of the officers, directors or shareholders of the Seller or, to the best of its knowledge, members of their immediate families, own an interest in any person or firm which is a competitor, supplier, or customer of, or to the Seller or, has an existing contractual relationship with the Seller.

3.19 ACCOUNTS PAYABLE: The accounts payable reflected on the Seller's Balance Sheet, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements, and those reflected on the books of the Seller at the time of the Closing, reflect all amounts owed by the Seller in respect of trade accounts due and other payables of the Seller, and the actual Liability of the Seller in respect of such obligations are not and will not be, on any of such dates, in excess of the amounts other than those payables incurred during the normal course of operations, as reflected on the balance sheets or the books of the Seller, as the case may be.

3.20 EMPLOYEES: To their best knowledge, the Seller has complied with all laws, regulations and orders relating to the employees of their business, including but not limited to OSHA, EEO, ERISA, and wages and hours. None of the Seller's employees are represented by any labor union or collective bargaining agent. The Seller does not maintain or make any employer contributions under any bonus, profit sharing compensation, or other plans, agreements, trusts, funds, or arrangements for the benefit of directors, officers or employees of, or whose principal responsibilities relate to, the Seller, and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between the Seller and any current or former directors, officers or other employees (or Affiliates thereof) of, or whose principal responsibilities relate to, the Seller. Exhibit "E" identifies all present employees of the Sellers and their respective salaries. The Seller is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time, except as set forth pursuant to the provisions hereof.

3.21 AGREEMENTS AND OBLIGATIONS; PERFORMANCE: Exhibit "F" sets forth a list of material agreements to which the Seller is a party or are otherwise bound. Other than these material agreements, the Seller is not party to or bound by any:

3.21.1 written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $2,500 that cannot be cancelled on 30 days or less notice without penalty or premium or any continuing obligation or liability;

3.21.2 contractual obligation or contractual liability of any kind to the Shareholders or Seller which will not be cancelled on or prior to the Closing except as otherwise provided by this Agreement;

3.21.3 contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements;

3.21.4 contract for the purchase or sale of any materials, products or supplies or for any services, which commits or will commit it for a fixed term other than those contracts attached as exhibits or set forth in the Seller's Balance Sheet;

3.21.5 contract of employment with any employee not terminable at will without penalty or premium or any continuing obligation or liability, except as otherwise provided by this Agreement;

3.21.6 deferred compensation, bonus or incentive plan or agreement not cancelled at will without penalty or premium or any continuing obligation or liability which will not be cancelled on or prior to the Closing;

3.21.7 management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability which the Seller and each such individual agree to cancel on the Closing Date;

3.21.8 lease for real or personal property (including borrowings thereon) license or royalty agreements;

3.21.9 union or other collective bargaining agreement;

3.21.10 agreement, commitment or understanding relating to indebtedness for borrowed money;

3.21.11 contract which, by its terms, requires the consent of any party thereto, to the consummation of the transactions contemplated hereby;

3.21.12 contract containing covenants limiting the freedom of the Seller to engage or compete in any line or business or with any person in any geographical area;

3.21.13 contract or option relating to the acquisition or sale of any business;

3.21.14 voting trust agreement or similar agreement;

3.21.15 option for the purchase of any asset, tangible or intangible; or

3.21.16 other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business. The Seller has in all material respects performed all material obligations required to be performed by it to date under all agreements to which it is a party and are not in default in any material respect under any of its agreements and have received no notice of any default or alleged default which have not heretofore been cured or which notice has not heretofore been withdrawn.

3.22 COOPERATION IN FILING WITH SEC: The Shareholders and the Seller shall cause its officers, directors, employees, accountants and attorneys to cooperate fully with the Purchaser in connection with the filing of any proposed Registration Statements, returns or notices with the Securities and Exchange Commission or the preparation of any potential private offering memorandum.

3.23 SUBSIDIARIES: The Seller shall identify any and all subsidiaries, in which the Seller and the Shareholders have an ownership either directly or indirectly an equity interest in any other business or entity which deals in or relates to the staffing industry and related business. The Shareholders and the Seller shall transfer to the Purchaser all of their right, title and interest in and to any such entity without any further consideration payable to them by the Purchaser and shall execute such documents as are necessary to effectuate this purchase.

3.24 NO BREACH: Neither the execution and delivery of this Agreement nor compliance by the Shareholders and the Seller with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

3.24.1 violate, alone or with notice over the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any material agreement or other material document or undertaking, oral or written to which the Sellers are a part or by which its properties or assets may be bound;

3.24.2 result in the imposition of any lien, mortgage, security interest, pledge, encumbrance, easement, claim or other restriction or charge on any of the assets of the Seller, and will not alter or impair any of the assets of the Seller nor the Purchaser's ability to utilize in the same manner in which they are currently utilized by the Seller in connection with its business;

3.24.3 violate any judgment, order, injunction, decree or award against, or binding upon, the Seller or upon their properties or assets; or

3.24.4 violate any law or regulation of any jurisdiction relating to the Sellers, their assets or properties.

3.25 BROKERS-FINANCIAL ADVISOR: Except for Camille M. Quinn, P.C., whose fees shall be paid by Sellers, Sellers have not dealt with any broker, financial advisor, or finder in connection with the transaction contemplated herein, and agree to indemnify and hold Purchaser harmless in connection with any claims for commissions or other compensation made by any financial advisor, broker or finder claiming to have been employed by or on behalf of Sellers in connection with the transaction contemplated herein..

3.26 COVENANT NOT TO COMPETE: Shareholders who are a party to this Agreement agree that for a period of five (5) years following the closing, the Shareholders will not enter into the same kind of business or the employ of any person, firm or entity engaged in the same kind of business in direct or indirect competition with the Purchaser in any State in which the Purchaser is conducting its business, nor shall the Shareholders engage during such period, directly or indirectly, as principal, agent or employee in any business in competition with the Purchaser in such State or States.

3.27 UNTRUE OR OMITTED FACTS: No representation, warranty, document, certificates or other writings furnished by the Shareholders, or the Seller in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties to the Shareholders, and Seller, each of which shall be deemed material:

4.1 VALID CORPORATE EXISTENCE; QUALIFICATIONS: The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Purchaser has the corporate power and authority to carry on its business as now being conducted. There is no jurisdiction in which failure to qualify would have a material adverse effect on the Purchaser or its assets, properties or business. A copy of the Purchaser's Certificate of Incorporation (certified by the appropriate official of the State of Colorado) and by-laws and minute books (certified by the Purchaser's Secretary), as amended to date, which will be delivered to the Shareholders and Seller at or prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of the Purchaser contain accurate records of all meetings of its Board of Directors, and stockholders since its inception, and accurately reflect all transactions referred to therein.

4.2 CAPITALIZATION: The authorized capital stock of the Purchaser consists of 100,000,000 shares of $.001 par value, non-assessable, common stock, of which 4,258,920 shares are issued and outstanding. The Purchaser has other capital stock authorized for issuance consisting of twenty-five million (25,000,000) shares of $.001 par value Preferred Stock of which, there is none issued and outstanding at this time.

4.3 CORPORATE AUTHORITY; BINDING NATURE OF AGREEMENT: The Purchaser has the power to enter into this Agreement and to carry out its obligation hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Purchaser and is enforceable in accordance with its terms.

4.4 CONSENTS: There are no consents of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Purchaser, to enable it to enter into and carry out this Agreement in all material respects.

4.5 BROKERS-FINANCIAL ADVISORS: All negotiations relative to this Agreement and the Transaction contemplated hereby have been carried on directly with the Shareholders, and their broker or financial advisor. The Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or any other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with this

Agreement and the Transaction, and the Purchaser agrees to indemnify the Shareholders and the Seller against, and to hold the Shareholders and the Seller harmless from any claim for brokerage or similar commission or other compensation which may be made against the Shareholders or the Seller by any third party in connection with any of the transactions contemplated hereby which claim is based upon any action by the Purchaser.

4.6 FINANCIAL STATEMENTS: The Purchaser, prior to the Closing Date, will deliver to the Seller, its Financial Statements on Form 10-QSB, dated at September 30, 2003. All of the historical financial statements contained in such documents will have been prepared from the books and records of the Purchaser. The Audited Financial Statements and the consolidated audit will be prepared in accordance with GAAP, and fairly and accurately reflect the financial position and condition of the Purchaser as of the dates and for the periods indicated. Without limiting the foregoing, at the date of the Purchaser's Balance Sheet, the Purchaser will have owned each of the assets included in preparation of the Purchaser's Balance Sheet, and for the valuation of such assets in the Purchaser's Balance Sheet, will not be for more than their fair market value (on an item by item basis) at that date; and the Purchaser will have no Liabilities other than those included in the Purchaser's Balance Sheet, nor any Liabilities in amounts in excess of the amounts included for them in the Purchaser's Balance Sheet. From the date hereof, through the Closing Date, the Purchaser will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Seller, and agrees that from and after such delivery, the foregoing representations will be applicable to each financial statement so prepared and delivered. The Unaudited

Financial Statements will be prepared by the Purchaser's accountant, whose report thereon is included herein and referenced as Exhibit "G".

4.7 NO UNDISCLOSED LIABILITIES: Except as set forth in the Purchaser's Balance Sheet included in the Unaudited Financial Statements as Exhibit "G", the Purchaser has no material debts, liabilities or obligations, known or unknown, contingent or absolute, in excess of $2,500, except those arising in the ordinary course of business of the Purchaser and consistent with past practice.

4.8 LITIGATION, COMPLIANCE WITH LAW: There are no pending or threatened actions, suits, proceedings or governmental investigations or reviews relating to the Purchaser or any of its properties, assets or business or, to the knowledge of the Purchaser, any order, injunction, award or decree outstanding, against the Purchaser or against or relating to any of its properties, assets or business; and the Purchaser, after reasonable inquiry, knows of no basis for any such action, suits or proceedings or any such governmental investigations, reviews, orders, injunctions or decrees. To the knowledge of the Purchaser, the Purchaser is not in violation of any material law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business.

4.9 AGREEMENTS AND OBLIGATIONS; PERFORMANCE: Exhibit "H" sets forth a list of material agreements to which the Purchaser is a party or is otherwise bound. Other than these material agreements, the Purchaser is not party to or bound by any:

4.9.1 written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $2,500 that cannot be canceled on 30 days or less notice without penalty or premium or any continuing obligation or liability;

4.9.2 contractual obligation or contractual liability of any kind to the Purchaser which will not be canceled on or prior to the Closing except as otherwise provided by this Agreement;

4.9.3 contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements;

4.9.4 contract for the purchase or sale of any materials, products or supplies or for any services, which commits or will commit it for a fixed term;

4.9.5 contract of employment with any employee not terminable at will without penalty or premium or any continuing obligation or liability, except as otherwise provided by this Agreement;

4.9.6 deferred compensation, bonus or incentive plan or agreement not canceled at will without penalty or premium or any continuing obligation or liability which will not be canceled on or prior to the Closing;

4.9.7 management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability which the Purchaser and each such individual agree to cancel on the Closing Date;

4.9.8 lease for real or personal property (including borrowings thereon) license or royalty agreements;

4.9.9 union or other collective bargaining agreement;

4.9.10 agreement, commitment or understanding relating to indebtedness for borrowed money;

4.9.11 contract which, by its terms, requires the consent of any party thereto, to the consummation of the transactions contemplated hereby;

4.9.12 contract containing covenants limiting the freedom of the Purchaser to engage or compete in any line or business or with any person in any geographical area;

4.9.13 contract or option relating to the acquisition or sale of any business;

4.9.14 voting trust agreement or similar agreement;

4.9.15 option for the purchase of any asset, tangible or intangible; or

4.9.16 other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. The Purchaser has in all material respects performed all material obligations required to be performed by it to date under all agreements to which it is a party and is not in default in any material respect under any of its agreements and has received no notice of any default or alleged default which has not heretofore been cured or which notice has not heretofore been withdrawn.

ARTICLE V

COVENANTS OF THE SHAREHOLDERS AND THE SELLER

5.1 COVENANTS OF THE SHAREHOLDERS AND THE SELLER: The Shareholders and the Seller hereby covenants to, from and after the date hereof and until the Closing or earlier termination of this Agreement, without the prior written consent of the Purchaser:

5.1.1 Best Efforts: To take every action reasonably required of them and use their best efforts to satisfy the conditions at closing as set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the Purchaser in this Agreement are satisfied or appear capable of being satisfied and subject, at all times, to the right and ability of the directors of the Seller to satisfy their fiduciary obligations.

5.1.2 Access and Information: To afford the officers, attorneys, accountants and other authorized representatives of the Purchaser (collectively, the "Representatives"), free and full access, during regular business hours and upon reasonable notice, to all of its books, records, contracts, commitments and properties (including, without limitation, tax returns) at the Purchaser's own expense, to review, examine and investigate the books, records and properties of the Seller to determine the accuracy of the representations and warranties made by the Shareholders and the Seller. The Shareholders and the Seller shall cause their employees, accountants and attorneys to cooperate fully with said review, examination and investigation. The Seller shall promptly furnish to the Purchaser (i) all communications to their directors or to their Shareholders, generally, (ii) internal monthly financial information concerning their business properties and personnel as the Purchaser may reasonably request.

5.1.3 Insurance: To maintain in full force and effect insurance coverage of a type and amount customary in their business, but not less than presently in effect.

5.1.4 Discharge Taxes and Indebtedness: To pay and discharge, as they become due, all taxes, assessments, debts, claims and other governmental or non-governmental charges lawfully imposed upon, or incurred by them or the properties and assets of the Seller, except taxes, assessments, debts, claims and charges contested in good faith in appropriate proceedings for which the Seller shall have set aside adequate reserves for the payment of such tax, assessment, debt, claim or charge. The Seller shall provide the Purchaser, upon the Purchaser's request, evidence of payment of such taxes, assessments, debts, claims and charges satisfactory to the Purchaser.

5.1.5 Compliance with Agreements; Compliance with Laws: To comply with the terms and conditions of all material agreements, commitments or instruments to which the Shareholders or the Seller are a party or by which they may be bound. The Shareholders and the Seller shall duly comply in all material respects with any material laws, ordinances, rules and regulations of any foreign, federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of its business, properties and assets. The Seller also covenants to file all tax returns as they become due prior to the Closing.

5.1.6 No Indebtedness: Not to incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of their business or in connection with the transactions contemplated by this Agreement.

5.1.7 No Dividend, Retirement or Purchase of Stock: Not to declare or pay any dividend or distribution, in cash or otherwise, or any shares of stock of the Seller or redeem, return, purchase or otherwise acquire directly or indirectly any shares of stock.

5.1.8 Conduct of Business Prior to Closing:

(i) to conduct its business only in the ordinary and usual course and make no material change in any of its business practices and policies;

(ii) to use its best efforts to preserve its business organization intact, to keep available the services of its present employees and consultants and to preserve its good will;

(iii) to maintain good relationships with suppliers, lenders, creditors, employees, customers and others having business or financial relationships with it;

(iv) It shall not (a) amend its Certificate of Incorporation or by-laws, or Certificate of Organization or (b) split, combine, or reclassify any of its outstanding securities;

(v) It shall not (a) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee of the Seller or (b) agree to any material (in relation to historical compensation) increase in compensation payable or to become payable to, or any increase in the contractual term of employment of, any such employee, except in the ordinary course of business in accordance with past practice;

(vi) It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sale, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

(vii) It shall not enter into, or terminate, any material contract, agreement, commitment or understanding;

(viii) It will not hold any meetings of its board of directors, or any committee thereof, or of its Shareholders, without giving a representative selected by the Purchaser the option to attend the same (although the Seller may request that such representative absent himself during that portion of any such meeting that pertains to issues arising under this Agreement); and

(ix) It shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business.

(x)There shall have been no payments paid and received by any person as a result of the transaction contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code").

5.1.9 No Breach: Not to voluntarily take any action or do anything which will cause a breach of or default respecting its covenants, representations or warranties set forth herein and promptly to notify the Purchaser of any event or fact which represents or is likely to cause such a breach or default.

5.1.10 Publicity: Prior to the Closing, any written news releases by the Seller pertaining to this Agreement or the Transaction shall be submitted to the Purchaser for review and approval prior to release by the Seller, and shall be released only in a form approved by the Purchaser, provided, however, that such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required, if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

5.1.11 Updating of Schedules and Exhibits: The Seller and Shareholders shall notify the Purchaser of any changes, additions or event which may cause any change in or addition to any Exhibits delivered by it under this Agreement, promptly after the occurrence of the same and at the Closing by the delivery of updates of all Exhibits. No notification pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

5.1.12 Understanding of Shareholders and Seller: Shareholders and Seller hereby state and understand that the materials, including current financial statements, current income tax returns prepared and delivered by them, and they are familiar with the Business of Purchaser, and they are acquiring the Purchaser's restricted shares pursuant to Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933, as amended.

ARTICLE VI

COVENANTS OF THE PURCHASER

6.1 Covenants of the Purchaser: The Purchaser hereby covenants to, from and after the date hereof and until the Closing or earlier termination of this Agreement:

6.1.1 Best Efforts: To take every action reasonably required of in and use its best efforts to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Shareholders and the Seller in this Agreement are and remain true and accurate and that the covenants and agreements of the Shareholders and the Seller in this Agreement are satisfied or appear capable of being satisfied and subject, at all times, to the right and ability of the directors of the Purchaser to satisfy their fiduciary obligations.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS

OF THE SHAREHOLDERS AND THE SELLER TO CLOSE

The obligation of the Shareholders and the Seller to enter into and complete the Closing is subject to the fulfillment, prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by the Purchaser:

7.1 CONSENTS, LICENSES AND PERMITS: The Seller shall have obtained all consents, licenses, permits, approvals and authorizations and waivers of third parties necessary for the performance by it of all of its obligations under this Agreement.

7.2 REPRESENTATIONS AND WARRANTIES: All representations and warranties of the Seller set forth in this Agreement and in any written statement or other document delivered pursuant hereto or in connection with the Transaction contemplated hereby shall be true in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

7.3 COVENANTS: The Shareholders and Seller shall have performed and complied in all material respects with all covenants and each of its agreements and obligations required by this Agreement to be performed or complied with prior to or at the Closing.

7.4 NO ACTIONS: No action, suit, proceeding or investigations shall have been instituted against the Shareholders and Seller, and be continuing before a court or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of the Seller or the Shareholders in the Transaction after the Closing Date, or which might have a materially adverse effect thereon.

7.5 ADDITIONAL DOCUMENTS: The Purchaser shall have delivered all such certified resolutions, certificates and documents as the Shareholders, or the Seller or their counsel may have reasonably requested.

ARTICLE XIII

CLOSING

8.1 LOCATION AND TIME: The Closing provided for herein shall take place at the offices of the Purchaser, located in the State of Oklahoma. The date and time of Closing shall be mutually determined by both parties.

8.2 ITEMS TO BE DELIVERED BY THE SAHREHOLDERS OR THE SELLER: At the Closing, the Shareholders and/or the Seller will deliver or cause to be delivered to the Purchaser:

8.2.1 Stock certificates for 380,500 shares of common stock of the Seller;

8.2.2 Unaudited financial statements;

8.2.3 Such other certified resolutions, documents and certificates as are required to be delivered by the Shareholders or the Seller pursuant to the provisions of the Agreement; and

8.3 ITEMS TO BE DELIVERED BY PURCHASER: At the Closing, the Purchaser will deliver or cause to be delivered to the Shareholders:

8.3.1 The certificates required by Article II;

8.3.2 Such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of the Agreement.

8.3.3 Financial Statements as set forth in the Purchaser's Form 10-QSB dated at September 30, 2003.

ARTICLE IX

POST CLOSING OBLIGATIONS

9.1 SURVIVAL: The parties hereto agree that their respective representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions provided for herein.

9.2 INDEMNIFICATION BY SHAREHOLDERS AND THE SELLER: The Shareholders and the Seller shall indemnify, save and keep the Purchaser, its successors and assigns, forever harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, penalties, costs, damages or expenses, including reasonable attorneys' fees and expenses, of every kind, nature and description, fixed or contingent, sustained or incurred by Purchaser, its successors or assigns arising out of, resulting from, based upon or in connection with:

9.2.1 any representation or warranty made by the Shareholders and the Seller to the Purchaser herein or any violation of agreements or covenants or any instrument or document delivered to Purchaser in connection herewith being incorrect in any material respect; and

9.2.2 the failure of the Shareholders or the Seller to comply with, or the breach by Shareholders, or the Seller of any of the covenants and agreements in this Agreement to be performed by Shareholders or the Seller.

9.3 INDEMNIFICATION BY THE PURCHASER: The Purchaser shall indemnify, save and keep the Shareholders and the Seller, their successors and assigns, forever harmless against and from all liabilities, demands, claims, actions or causes of action, assessments, losses, penalties, costs, damages or expenses, including reasonable attorneys' fees and expenses, of every kind, nature and description, fixed or contingent, sustained or incurred by Shareholders and the Seller, their successors or assigns arising out of, resulting from, based upon or in connection with:

9.3.1 any representation or warranty made by Purchaser to Shareholders or the Seller herein or any violation of agreements or covenants or any instrument or document delivered to Shareholders and the Seller in connection herewith being incorrect in any material respect provided a claim is asserted by Shareholders or the Seller within one (1) year of the Closing Date.

9.3.2 the failure of the Purchaser to comply with, or the breach by the Purchaser of any of the covenants and agreements in this Agreement to be performed by the Purchaser.

9.4 DEFENSE OF CLAIMS: A party entitled to indemnification hereunder (an "Indemnified Party") agrees to notify each party required to indemnity hereunder (an "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. An Indemnifying Party shall have the right to defend any such claim at its or his own expense and with counsel of its or his choice; provided, however, that such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; and provided further, that the Indemnified Party may participate in such defense, if it so chooses, with its own counsel and at its own expense.

9.5 RIGHTS WITHOUT PREJUDICE: The rights of the parties under this Article IX are without prejudice to any other rights or remedies that it may have by reason of this Agreement or as otherwise provided by law.

9.7 OPERATING AGREEMENTS: From and after the Closing, the Purchaser (St. Joseph, Inc.), shall operate as follows:

9.7.1 The name of the Purchaser may be changed to a name mutually agreed to by its Shareholders.

9.7.2 Staf Tek Services, Inc., shall operate as a wholly owned subsidiary of the Purchaser.

9.7.3 Directors and Officers of Purchaser. The directors and officers of Purchaser, at closing shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until earlier death, resignation or removed in accordance with the Certificate of Incorporation and the by-laws of the Purchaser.

9.7.4 Directors and Officers of Seller. The directors and officers of Seller shall have resigned at the date of closing.

ARTICLE X

TERMINATION AND WAIVER

10.1 TERMINATION: This Agreement and the Transaction may be terminated at any time prior to the Closing:

10.1.1 By mutual consent of the Seller and the Purchaser;

10.1.2 By the Seller if any of the conditions set forth in Article IV, and by the Purchaser if any of the conditions set forth in Article III hereof, shall not have been fulfilled on or prior to the Closing Date, or shall have become incapable of fulfillment, and shall not have been waived. In the event this Agreement is terminated as described above, this Agreement shall be void and of no force and effect.

10.2 WAIVER: Any condition to the performance of the Seller, Shareholders, and the Purchaser which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 EXPENSES: Each of the parties hereto shall bear his or its own expenses in connection herewith, including any expenses incurred if the proposed transaction is abandoned at any time prior to the consummation thereof.

11.2 CONFIDENTIAL INFORMATION: Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other parties all such documents (including the Exhibits attached to this Agreement) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 11.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors, or stockholders, which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed or which the Purchaser furnishes to its attorneys, accountants, underwriters or other persons it deems necessary or advisable in connection with the preparation of Purchaser's Refinancing. The parties agree that the remed at law for any breach of this Section 11.2 will be inadequate and a non-breaching party will be entitled to injunctive relief to compel the breaching party to perform or refrain from action required or prohibited hereunder.

11.3 MODIFICATION, TERMINATION OR WAIVER: This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right of such party at a later time to enforce the same.

11.4 Notices: All notices, requests, demands and communications under or in respect hereof shall be deemed to have been duly given and made if in writing if delivered by hand or certified mail, return receipt requested to the party concerned or by regular mail together with a facsimile transmission at its address or fax number appearing below together with a copy as indicated. Service shall be deemed to be effective by certified mail or by regular mail together with a facsimile transmission on the date of mailing and transmitting. The said addresses and fax numbers are as follows:

If to Shareholders and Seller:	Phyllis L. Bell Paul D. Aelmore Staf Tek Services, Inc. 4860 South Lewis, Suite 105

Tulsa, Oklahoma 74105 Fax: (918) 749-0555

with a copy to:	Camille M. Quinn, Esq. 5800 East Skelly Drive, Suite 1230 Tulsa, Oklahoma 74135-6449 Fax: (918) 663-7048

If to Purchaser:	St. Joseph, Inc. (formerly known as) St. Joseph Energy, Inc. 12 Lee Court Trophy Club, Texas 76262

With a copy to:	Raul N. Rodriguez, Esq. Rodriguez & Associates 555 E. 10th Ave., Suite 105 Denver, Colorado 80203 Fax: (303) 861-1995

The parties may change the persons, addresses and fax numbers to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

11.5 BINDING EFFECT AND ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided,

however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other parties.

11.6 ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof.

11.7 EXHIBITS: The Exhibits attached hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing, are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits, documents, or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments. All of the Exhibits referred to herein are incorporated herein by reference.

11.8 GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within that State, excluding the choice of law rules thereof.

11.9 COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

11.10 SECTION HEADINGS: The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

11.11 SEVERABILITY. Except to the extent that application of this Section 11.12 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only as broad as is enforceable.

11.12 DEFINITION OF "MATERIAL ADVERSE EFFECT". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Exchange; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to companies or their holding companies generally, (iii)

any action or omission of Shareholders, Seller, or any subsidiary taken with (or without) the prior written consent of Purchaser, as applicable, or permitted by this Agreement, and (iv) any changes in general economic conditions affecting the information technology staffing industry.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the day and year first above written.

ST. JOSEPH, INC. By_____________________________ John H. Simmons, President	STAF TEK SERVICES, INC. By_____________________________ Phyllis L. Bell, President

Exhibit List

  Sellers' Unaudited Financial Statements
  List of major equipment owned by sellers and description
  Sellers' list of insurance information
  Sellers' description of real property and leases
  Sellers' list of employees and salary
  Sellers' material agreements
  Purchaser Form 10-QSB, dated at September 30, 2003
  Purchaser additional agreements
  Pro formas